Rule 10f-3 Report





Quarter Ending:June 30, 2014












Title of Security:  $400,000,000 2.75% Senior Notes 2017

Total Offering:  $400,000




,000 (Shares/$ Amount)







Name of Issuer:
AerCap Global Aviation Trust


Type of Security: Senior Unsecured Notes/
144A w/Reg Rights
Trade Date/Date of Offering:
5/8/2014

Is this considered an eligible security? Yes

Public Offering Price:
100% plus accrued interest, if any, from May 14, 2014.

First date on which any sales were made? 5/8/2014 Yes

Price paid if other than public offering price:N/A

Underwriting spread or commission:  $500,000 flat fee

Reasonable spread or commission? Yes

Years of continuous operation: >3 years

Firm commitment underwriting? Yes

Jt Physical Bks:UBS (B&D) / CITI
Jt Books: BARC/BAML/CA/CS/DB/GS/JPM/MS/RBC/RBS
Co-Mgrs: Guggenheim Securities, LLC / KKR

Total amount of offering sold to QIBs: 100%

Total amount of any concurrent public offering: $2,600,000,000

% of offering purchased by other portfolios of the Fund and all other investment companies
advised by the same investment adviser:   1.6%



Is the affiliate a Manager or Co-Manager of the offering? Co-Manager


For Eligible Municipal Securities, were purchases designated as group sales or otherwise allocated to the Adviser, any subadviser or any person of whom
the Adviser or subadviser is an affiliated person?  N/A

Purchased by:






Fund					Amount Purchased(Shares/$)
	% of Offering
Purchased From



(GIL)-Limited Duration Bond Fund
$500,000			0
..125%		UBS


(VEH-2)-Guggenheim Strategy Fund II
$500,000			0
..125%		UBS

(VEH-3)-Guggenheim Strategy Fund III
$650,000			0
..163%		UBS
(VEH-VIT)-Guggenheim Variable Insurance
 Strategy Fund III	                $550,000			0.138%		UBS






Total Purchased:
			$2,200,000






The information above and attached to this report (if any) is true and correct to the best of our knowledge and belief.











/s/ Guggenheim Partners Investment Management, LLC
/s/ Security Investors, LLC